Exhibit 99

Northern Revival Acquisition Corporation Receives NASDAQ Notification

of Noncompliance with Listing Rule 5250(c)(1)

New York, New York – May 31, 2023 – Northern Revival Acquisition Corporation (NASDAQ: NRAC) announced today that on May 24, 2023, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of it not having timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “2023 Q1 10-Q”) with the Securities and Exchange Commission (“SEC”).

The Nasdaq notification letter provides the Company with 60 calendar days, or until July 24, 2023, to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until November 20, 2023, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Pane under Nasdaq Listing Rule 5815(a). The Nasdaq notification letter has no immediate effect on the listing of the Company’s securities on the NASDAQ Global Market.

The Company does not currently expect submission of a compliance plan will be necessary as it anticipates filing its 2023 Q1 10-Q prior to the expiration of the 60 day period. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing requirements upon such filing of its 2023 Q1 10-Q.

About Northern Revival Acquisition Corporation

NRAC is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase, or similar business combination. While NRAC may pursue an acquisition opportunity in any industry or sector, it focused its search in the software and tech-enabled services space. The team is composed of seasoned executives with a unique combination of experiences in wholesale and retail, logistics, distribution, technology development and transformation, investing, banking, and capital markets. NRAC is led by its Chief Executive Officer and Chairman, Aemish Shah, and its Chief Financial Officer and director, Manpreet Singh. To learn more, visit: www.nraccorp.com.

Forward-Looking Statements

This release contains certain statements that may be deemed "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our 2022 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact

Northern Revival Acquisition Corporation

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

(302) 338-9130

investorrelations@nraccorp.com